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                                                                      EXHIBIT 99

V A L U E V I S I O N.                      MEDIA CONTACTS
                                            ValueVision Media: Anthony Giombetti
                                            Director, Corporate Communications
                                            952-943-6017, agiombetti@shopnbc.com



FOR IMMEDIATE RELEASE
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         VALUEVISION MEDIA ENTERS AGREEMENT WITH NORWELL TELEVISION LLC
            TO ACQUIRE FULL POWER TELEVISION STATION WWDP IN BOSTON
             TV Station Reaches 1.8 Million Homes in Boston Market

MINNEAPOLIS, MN -- January 15, 2003 -- ValueVision Media (Nasdaq: VVTV) today announced that it entered into an agreement with Norwell Television LLC to acquire full power television station WWDP TV-46 in Boston, which reaches approximately 1.8 million cable households. Financial terms were not disclosed. The deal is subject to FCC approval.

ShopNBC programming is currently broadcast into approximately 1.7 million cable homes in the Boston market on television station WNEU TV-60 via a programming agreement with NBC. Last year, NBC purchased WNEU TV-60 and NBC intends to broadcast Telemundo programming on that station beginning in April, 2003.

"Considering the importance of our carriage in the attractive Boston market, we evaluated a number of alternatives to ensure continued access of ShopNBC programming to viewers," said Dick Barnes, COO & CFO of ValueVision Media, which owns and operates ShopNBC. "WWDP was for sale at an attractive price that makes good economic sense for us at this time. The deal is expected to close after FCC approval, which is anticipated in the first quarter of 2003."

ValueVision Media operates in the rapidly growing converged world of television, the Internet, and e-commerce. In an effort to capitalize on this industry, ValueVision Media owns and operates a number of assets and is organized into five synergistic entities: ShopNBC, ShopNBC Interactive, Enhanced Broadcast Technologies, ValueVision Direct, and FanBuzz. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please see the Company's website at www.valuevisionmedia.com


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This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company's programming and the fees associated therewith;
the success of the Company's e-commerce initiatives; the performance of its equity investments; the success of its strategic alliances and relationships;
the performance of the Ralph Lauren Media venture; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; risks and unanticipated expenses and business disruption related to the company-wide ERP implementation; litigation or governmental proceedings affecting the Company's operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


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